EXHIBIT 99.1
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              L-1 IDENTITY SOLUTIONS PRICES $150 MILLION OF 3.75%
                       CONVERTIBLE SENIOR NOTES DUE 2027

STAMFORD, Conn - MAY 11, 2007 (BUSINESS WIRE) - L-1 Identity Solutions, Inc. (NYSE: ID) today announced the pricing of $150 million principal amount of Convertible Senior Notes due 2027 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes will pay interest semiannually at a rate of 3.75% per annum, and will be convertible based upon a base conversion price of $32.00 per share, which represents a 60% conversion premium over the last reported price of $20.00 per share on May 10, 2007. The notes will be convertible into shares of L-1 Identity Solutions common stock or, at the Company's option, cash up to the principal amount with any conversion value above the principal amount delivered in shares of L-1 Identity Solutions common stock. If the daily volume weighted average price of L-1 Identity Solutions common stock exceeds the base conversion price of the notes, the applicable conversion rate will be increased pursuant to a formula up to a specified limit of 45.25 shares per $1,000 principal amount of notes. The Company has granted the initial purchasers a 30-day option to purchase up to $25 million principal amount of additional notes. The issuance and purchase of the notes is expected to be consummated on May 17, 2007.

The net proceeds from the offering, after initial purchasers discounts, commissions and transaction costs, are estimated to be $145.1 million, or $169.4 million if the initial purchasers exercise their option to purchase additional notes. L-1 Identity Solutions intends to use approximately $70 million of the net proceeds from the offering to pay the cost of entering into a forward share repurchase transaction pursuant to which it will acquire approximately 3.5 million shares of its common stock, to repay approximately $75.1 million of borrowings under L-1 Identity Solutions' senior credit facility, and to apply any remaining proceeds for general corporate purposes including acquisitions. L-1 Identity Solutions has been advised that, in connection with entering into the forward share repurchase transaction, the other party thereto or one of its affiliates expects to enter into various derivative transactions with respect to L-1 Identity Solutions common stock prior to or concurrently with the pricing of the notes, and may enter into, modify or terminate various derivative transactions with respect to L-1 Identity Solutions common stock or purchase or sell L-1 Identity Solutions common stock in secondary market transactions following the pricing of the notes.




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In connection with the offering, and in order to facilitate the structuring of potential future acquisitions, the Company plans to implement a holding company structure pursuant to Section 251(g) of the Delaware General Corporation Law. Prior to the completion of the offering, the Company will merge into a wholly owned subsidiary of a newly formed Delaware corporate subsidiary that will assume the name "L-1 Identity Solutions, Inc.", issue the notes and list its shares of common stock on the NYSE as a successor to the Company. The Company will change its name to "L-1 Identity Solutions Operating Company" and will survive the merger as a wholly owned subsidiary of L-1 Identity Solutions, Inc. The current governance structure of the Company will be replicated at the holding company level and the new holding company will assume certain employment arrangements and equity compensation plans. No vote, exchange of share certificates or other action by stockholders of the Company will be required in connection with the transaction.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of L-1 Identity Solutions common stock issuable upon conversion have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT L-1 IDENTITY SOLUTIONS

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT.

ID-L

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the Company's ability to successfully consummate the issuance of the notes, the availability of government funding for L-1's products and solutions, the size and timing of federal contract awards, performance on existing and future contracts, general economic and political conditions and other factors affecting spending by




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customers, and the unpredictable nature of working with government agencies.
Additional risks and uncertainties are described in the Securities and Exchange Commission filings of the L-1 Identity Solutions, including the Company's Form 10-Q for the quarter ended March 31, 2007. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.











SOURCE: L-1 Identity Solutions, Inc.

L-1 Identity Solutions
Doni Fordyce 203-504-1109
dfordyce@L1ID.com

Copyright Business Wire 2007

News Provided by COMTEX




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